CDI Corp. Reports 2011 Second Quarter Results

Revenue grows 20.0 percent compared to prior-year second quarter; Announces quarterly cash dividend

PHILADELPHIA, July 28, 2011 /PRNewswire/ -- CDI Corp. (NYSE:CDI) (the "Company") today reported financial results for the second quarter ended June 30, 2011. The Company also announced a quarterly cash dividend of $0.13 per share which will be paid on August 25, 2011 to all shareholders of record as of August 11, 2011.

2011 Second Quarter Key Points

  Revenue of $262.7 million, representing growth of 20.0% compared to the prior-year second quarter and sequential quarterly growth of 2.4%
  Second quarter net income of $12.0 million, or $0.62 per diluted share
  Second quarter pre-tax earnings includes (i) the benefit of a previously-disclosed legal appeal totaling $9.7 million with a positive impact of $0.50 per diluted share and (ii) expenses associated with severance payments to senior level executives totaling $0.7 million with a negative impact of $0.02 per diluted share

"CDI continues to perform well in a still fluid economic environment and our second quarter and first half 2011 revenue performance reflects the underlying strength of our core business," commented Paulett Eberhart, CDI's President and Chief Executive Officer. "Although my optimism is still somewhat tempered by continuing softness in government-related sectors, I am pleased that our businesses are starting to generate increased momentum."

For the second quarter ended June 30, 2011, the Company reported revenue of $262.7 million, an increase of 20.0% compared to $219.0 million for the 2010 second quarter. Second quarter 2011 and 2010 revenue includes $13.4 million and $0.7 million, respectively, from the operations of L.R. Kimball (Kimball) which was acquired in June 2010 and now constitutes the CDI-Infrastructure vertical. Excluding Kimball revenue for both quarters, revenue for the second quarter 2011 increased 14.2% versus the prior-year second quarter.

For the quarter ended June 30, 2011, the Company reported net income of $12.0 million, or $0.62 per diluted share, versus net income of $2.6 million, or $0.13 per diluted share, in the year-ago second quarter.

Second quarter 2011 pre-tax earnings includes a non-taxable benefit of $9.7 million related to a previously-disclosed successful appeal of the level of fine imposed by the United Kingdom's Office of Fair Trading (OFT) in September 2009. The Company had previously recorded a charge to earnings in the full amount of the fine. This successful appeal had a positive impact of $0.50 per diluted share in the second quarter 2011.

Second quarter 2011 pre-tax earnings also includes expenses of $0.7 million associated with severance payments for senior-level executives. These expenses had a negative impact of $0.02 per diluted share in the second quarter 2011.

Second quarter 2010 pre-tax earnings included a benefit of $1.8 million, or $0.09 per diluted share, associated with a previously-disclosed legal settlement.

Business Segment Discussion

CDI Engineering Solutions reported a 27.1% increase in second quarter revenue versus the prior-year second quarter. Excluding Kimball results, revenue increased 15.7% driven by increases in the Process & Industrial and Aerospace verticals offset by a decrease in the Government Services vertical. Operating profit increased to $4.1 million versus $3.1 million in the prior-year second quarter driven primarily by the increase in revenue and a mix shift to higher margin project business. In addition, second quarter 2010 operating results included the $1.8 million benefit associated with the aforementioned legal settlement.

CDI IT Solutions revenue increased 18.2% compared to the prior-year second quarter driven by continued growth in larger accounts. Operating profit increased 22.9% to $3.5 million driven primarily by revenue growth.

Management Recruiters International, Inc. revenue increased 15.2% versus the second quarter 2010 driven by increases in contract staffing and royalty revenue. Operating profit increased 27.6% to $2.2 million driven primarily by the royalty revenue growth.

UK-based AndersElite (Anders) revenue decreased 14.5% versus the prior-year second quarter reflecting the continued impact of a weak UK construction market and contraction in Anders' transportation sector. Operating profit of $9.3 million was due to the aforementioned benefit of $9.7 million. Excluding that benefit, Anders operating loss would have been $0.4 million in the second quarter of 2011.

Corporate Summary

On June 30, 2011, the Company had cash and cash equivalents of $24.7 million and short-term debt of $19.2 million. The Company's cash and unused borrowing capacity should be sufficient to support the Company's ongoing capital needs.

Business Outlook

For the third quarter ending September 30, 2011, the Company anticipates revenue increasing in the range of 7% to 9% compared to the year-ago third quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart and Mark Kerschner, the Company's Executive Vice President & CFO, will host a conference call to discuss the 2011 second quarter results. The call can be accessed live, via the Internet, at www.cdicorp.com. A replay will be available for 14 days.

Company Information

CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, Management Recruiters International, Inc and CDI AndersElite Limited. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues, profits and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our customers' capital projects or the inability of our customers to pay our fees; uncertainties regarding whether the U.S. federal government debt ceiling will be raised and the impact of a failure to do so and of a possible default on U.S. government obligations; the termination of a major customer contract or project; credit risks associated with the our customers; competitive market pressures; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of the our temporary employees; our performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Revenue	$ 262,739	$ 218,982	$ 256,636	$ 519,375	$ 428,922

Cost of services	205,779	174,279	202,306	408,085	342,712

Gross profit	56,960	44,703	54,330	111,290	86,210

Operating and administrative expenses	43,256	41,135	51,577	94,833	82,027

Operating profit	13,704	3,568	2,753	16,457	4,183

Other expense, net	(116)	(130)	(43)	(159)	(78)

Equity in losses from affiliated companies	-	(417)	-	-	(768)

Earnings before income taxes	13,588	3,021	2,710	16,298	3,337

Income tax expense	1,572	423	1,970	3,542	923

Net income	12,016	2,598	740	12,756	2,414

Less: gain attributable to the noncontrolling
interest	34	8	46	80	15

Net income attributable to CDI	$ 11,982	$ 2,590	$ 694	$ 12,676	$ 2,399

Diluted net income attributable to CDI per share	$ 0.62	$ 0.13	$ 0.04	$ 0.66	$ 0.12

Average diluted number of shares	19,348	19,241	19,327	19,338	19,195

	June 30,	March 31,	December 31,	June 30,
Selected Balance Sheet Data:	2011	2011	2010	2010

Cash and cash equivalents	$ 24,692	$ 26,702	$ 28,746	$ 27,437

Accounts receivable, net	$ 236,797	$ 229,788	$ 222,999	$ 213,059

Current assets	$ 278,562	$ 276,046	$ 270,011	$ 254,718

Total assets	$ 404,326	$ 401,656	$ 398,511	$ 387,400

Current liabilities	$ 119,385	$ 126,947	$ 124,088	$ 102,500

CDI shareholders' equity	$ 269,860	$ 259,973	$ 258,582	$ 271,955

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Cash Flow Data:	2011	2010	2011	2011	2010

Depreciation and amortization expense	$ 2,810	$ 2,533	$ 2,745	$ 5,555	$ 5,087

Capital expenditures	$ 1,890	$ 908	$ 1,638	$ 3,528	$ 2,931

Dividends paid	$ 2,487	$ 2,471	$ 2,484	$ 4,971	$ 4,951

Free cash flow for the quarter ended June 30, 2011 is shown below:

Net cash used in operating activities	$ (2,246)
Less: capital expenditures	(1,890)
Less: dividends paid	(2,487)
Free cash flow	$ (6,623)

	For the three months ended			For the six months ended
Selected Earnings and Other Financial	June 30,		March 31,	June 30,
Data:	2011	2010	2011	2011	2010

Revenue	$ 262,739	$ 218,982	$ 256,636	$ 519,375	$ 428,922

Gross profit	$ 56,960	$ 44,703	$ 54,330	$ 111,290	$ 86,210

Gross profit margin	21.7%	20.4%	21.2%	21.4%	20.1%

Operating and administrative expenses as a percentage of revenue	16.5%	18.8%	20.1%	18.3%	19.1%

Operating profit margin	5.2%	1.6%	1.1%	3.2%	1.0%

Effective income tax rate	11.6%	14.0%	72.7%	21.7%	27.7%

After-tax return on CDI shareholders’ equity (a)	(0.2)%	(5.9)%	(3.8)%

Pre-tax return on net assets (b)	4.0%	(7.1)%	(0.4)%

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Segment Data:	2011	2010	2011	2011	2010

Engineering Solutions
Revenue	$ 140,112	$ 110,197	$ 137,786	$ 277,898	$ 219,901
Gross profit	30,721	20,375	29,659	60,380	39,802
Gross profit margin	21.9%	18.5%	21.5%	21.7%	18.1%

Operating profit (c) (f)	4,140	3,094	3,419	7,559	4,564
Operating profit margin	3.0%	2.8%	2.5%	2.7%	2.1%

IT Solutions
Revenue	$ 90,747	$ 76,747	$ 89,424	$ 180,171	$ 141,069
Gross profit	14,548	13,169	13,944	28,492	24,278
Gross profit margin	16.0%	17.2%	15.6%	15.8%	17.2%

Operating profit	3,521	2,866	3,461	6,981	4,662
Operating profit margin	3.9%	3.7%	3.9%	3.9%	3.3%

Management Recruiters International
Revenue	$ 17,400	$ 15,108	$ 15,699	$ 33,099	$ 29,470
Gross profit	8,385	8,017	7,650	16,035	15,267
Gross profit margin	48.2%	53.1%	48.7%	48.4%	51.8%

Operating profit	2,240	1,755	1,560	3,801	3,186
Operating profit margin	12.9%	11.6%	9.9%	11.5%	10.8%

AndersElite
Revenue	$ 14,480	$ 16,930	$ 13,727	$ 28,207	$ 38,482
Gross profit	3,306	3,142	3,077	6,383	6,863
Gross profit margin	22.8%	18.6%	22.4%	22.6%	17.8%

Operating profit (loss) (d)	9,316	(879)	(897)	8,419	(1,334)
Operating profit (loss) margin	64.3%	(5.2)%	(6.5)%	29.8%	(3.5)%

	For the three months ended			For the six months ended
Engineering Solutions Revenue	June 30,		March 31,	June 30,
by Vertical:	2011	2010	2011	2011	2010

CDI Process and Industrial	$ 93,407	$ 77,476	$ 91,345	$ 184,754	$ 155,098
CDI Government Services	18,308	19,801	19,067	37,375	39,859
CDI Aerospace	14,954	12,227	14,126	29,079	24,251
CDI Infrastructure (e)	13,443	693	13,248	26,690	693

Total Engineering Solutions Revenue	$ 140,112	$ 110,197	$ 137,786	$ 277,898	$ 219,901

(a) Net income attributable to CDI for the current quarter combined with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(b) Earnings before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(c) Includes $0, $417, $0, $0, and $768 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended June 30, 2011 and 2010, the three months ended March 31, 2011 and the six months ended June 30, 2011 and 2010, respectively.

(d) Includes adjustment to reduce OFT fine by $9.7 million (6.0 million pounds Sterling) during the second quarter of 2011.

(e) During the second quarter of 2010, Engineering Solutions began reporting a new vertical - CDI Infrastructure, which includes results from the purchase of the business of L. Robert Kimball & Associates, Inc. on June 28, 2010.

(f) Includes benefit from $1.8 million legal settlement in the second quarter of 2010.

CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com